Exhibit 99.1

Kroger Appoints Greg Foran as Chief Executive Officer

Accomplished Food Retail Leader Brings Strong Experience as Company Advances Its Growth Strategy

Ron Sargent Continues as Chairman of Kroger’s Board of Directors

CINCINNATI, Ohio (February 9, 2026) — The Kroger Co. (NYSE: KR) today announced its Board of Directors appointed Greg Foran as Chief Executive Officer, effective immediately. Foran will also join Kroger’s Board of Directors and succeeds Ron Sargent, who served as interim CEO since March 2025. This announcement follows an extensive search process conducted by the Board to identify an innovative retail leader with a strong track record of execution at scale.

“Greg is a highly respected operator who knows how to run large-scale retail businesses, strengthen store execution, and lead high-performing teams,” said Sargent. “His leadership style, focus on the customer, commitment to associates, and disciplined approach to execution are the perfect fit for Kroger. The Board is confident Greg is the right leader to guide Kroger into its next chapter.”

Foran brings over 40 years of experience leading large, complex consumer businesses through periods of transformation, growth, and digital adoption. Having led businesses across five countries, he brings a global perspective on innovation and a deep belief that culture is the foundation and the key to delivering consistent top- and bottom-line growth.

Foran led Walmart U.S. for six years, where he oversaw a turnaround of the company’s largest division until 2019. He accelerated Walmart’s digital capabilities, introducing online ordering and pick up and driving meaningful retail media results. During his tenure, Foran delivered positive comparable sales growth for 20 consecutive quarters and managed more than 4,600 stores and one million associates.

He most recently served as Chief Executive Officer of Air New Zealand where he led an end-to-end digital transformation to improve the customer experience and make the business more agile. Foran guided the airline through significant disruption amid the pandemic, maintaining a focus on operational rigor and long-term resilience. Throughout his five years as CEO, he led complex union negotiations, managed multiple supply chain crises, and invested in fleet upgrades.

“Kroger is one of the most dynamic companies in retail,” said Foran. “The company is built on a strong foundation, supported by a talented leadership team, and caring associates who are dedicated to the customers and communities they serve. At this moment in Kroger’s journey, I can honestly say this is the best job on the planet. I look forward to working with the Board and the entire team to build on this momentum, continue raising the bar for customers, and deliver long-term value for customers, associates, and shareholders.”

Sargent will continue to serve as Chairman of the Board, ensuring a smooth leadership transition. The company will provide an additional update on the leadership transition during its March 5 earnings call.

The Company is reaffirming its previously issued fiscal year 2025 guidance and remains committed to delivering sustainable value for shareholders.

About Kroger

At The Kroger Co. (NYSE: KR), we are, across our family of companies more than 400,000 associates who serve over 11 million customers daily through an eCommerce and store experience under a variety of banner names, serving America through food inspiration and uplift, and creating #ZeroHungerZeroWaste communities. To learn more about us, visit our newsroom and investor relations site.

Contacts: Media: Holly Stutz Smith (513) 762-1080; Investors: Rob Quast (513) 762-4969

This press release contains certain statements that constitute "forward-looking statements" about the future performance of the company, namely reaffirming its 2025 guidance. These statements are based on management's assumptions and beliefs in light of the information currently available to it. Such statements are indicated by words or phrases such as "guidance,” and “committed”.  Various uncertainties and other factors could cause actual results to differ materially from those contained in the forward-looking statements. These include the specific risk factors identified in "Risk Factors" in our annual report on Form 10-K for our last fiscal year and any subsequent filings, as well as the following:

Kroger's ability to achieve sales, earnings, incremental FIFO operating profit, and adjusted free cash flow goals may be affected by: labor negotiations; potential work stoppages; changes in the unemployment rate; pressures in the labor market; changes in government-funded benefit programs; changes in the types and numbers of businesses that compete with Kroger; pricing and promotional activities of existing and new competitors, and the aggressiveness of that competition; Kroger's response to these actions; the state of the economy, including interest rates, the inflationary, disinflationary and/or deflationary trends and such trends in certain commodities, products and/or operating costs; the geopolitical environment including wars and conflicts; unstable political situations and social unrest; changes in tariffs; the effect that fuel costs have on consumer spending; volatility of fuel margins; manufacturing commodity costs; supply constraints; diesel fuel costs related to Kroger’s logistics operations; trends in consumer spending; the extent to which Kroger’s customers exercise caution in their purchasing in response to economic conditions; the uncertainty of economic growth or recession; stock repurchases; changes in the regulatory environment in which Kroger operates, along with changes in federal policy and at regulatory agencies; Kroger’s ability to retain pharmacy sales from third party payors; consolidation in the healthcare industry, including pharmacy benefit managers; Kroger’s ability to negotiate modifications to multi-employer pension plans; natural disasters or adverse weather conditions; the effect of public health crises or other significant catastrophic events; the potential costs and risks associated with potential cyber-attacks or data security breaches; the success of Kroger's future growth plans; the ability to execute our growth strategy and value creation model, including continued cost savings, growth of our alternative profit businesses, and our ability to better serve our customers and to generate customer loyalty and sustainable growth through our strategic pillars of fresh, our brands, personalization, and eCommerce; the outcome of litigation matters, including those relating to the terminated transaction with Albertsons; and the risks relating to or arising from our opioid litigation settlements, including the risk of litigation relating to persons, entities, or jurisdictions that do not participate in those settlements. Our ability to achieve these goals may also be affected by our ability to manage the factors identified above. Our ability to execute our financial strategy may be affected by our ability to generate cash flow.

Kroger assumes no obligation to update the information contained herein unless required by applicable law. Please refer to Kroger's reports and filings with the Securities and Exchange Commission for a further discussion of these risks and uncertainties.

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